Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. NAMES JEFFREY J. BIRD CHIEF FINANCIAL OFFICER

December 1, 2014 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today announced that Jeffrey J. Bird has been appointed the Company’s Executive Vice President and Chief Financial Officer effective today.

Mr. Bird has over 20 years of broad accounting and finance experience with both public and private companies.

He was most recently Chief Financial Officer for Ascend Performance Materials in Houston. Before joining Ascend, Mr. Bird served in a variety of accounting and finance roles primarily in the industrial manufacturing sector, including serving as a division Chief Financial Officer at Danaher Corporation and Oshkosh Corporation. He will report directly to Mr. D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President.

“I am very excited to announce that Jeffrey Bird will be joining Frank’s executive team,” said D. Keith Mosing. “Jeff’s solid background in accounting and finance will serve us well. I am confident that with his leadership, Frank’s will create value for our shareholders.”

A native of St. Louis, Missouri, Mr. Bird has a Bachelor of Arts degree in accounting from Cedarville University in Ohio.

John Sinders, who temporarily assumed the role of interim Chief Financial Officer in July 2014, will continue to serve as Executive Vice President, Administration.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Contacts:

Thomas Dunavant, Manager – Finance and Investor Relations

thomas.dunavant@franksintl.com

713-358-7343

Josh Grodin, Director – Communications and Public Relations

josh.grodin@franksintl.com

713-231-2468